UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 1, 2010

Senesco Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31326	84-1368850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 George Street, Suite 420, New Brunswick, New Jersey	08901
(Address of Principal Executive Offices)	(Zip Code)

(732) 296-8400
(Registrant's telephone number, including area code)

Not applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Resignation of Vice President of Corporate Development and Secretary Effective February 1, 2010

On February 1, 2010, Sascha P. Fedyszyn resigned from his positions as Vice President of Corporate Development and Secretary of Senesco Technologies, Inc. (the “Company”).  As a result of such resignation, effective as of February 1, 2010, Mr. Fedyszyn will no longer be employed by the Company or any of its affiliated entities.

In connection with the foregoing, on February 2, 2010, the Company entered into a Confidential Separation Agreement and General Release (the “Agreement”) with Mr. Fedyszyn.

The material terms of the Agreement are as follows:

•
The Company will pay Mr. Fedyszyn severance in an amount equal to four months of his current annual base salary, less all applicable federal and state withholdings and deductions which are authorized or required by law, with such amount to be paid in accordance with the Company’s normal payroll schedule;

•	In the event Mr. Fedyszyn elects continuation of coverage under COBRA, the Company will pay the COBRA premiums for continuation of his group health insurance coverage for a period of four months; and

•
All currently outstanding equity awards made to Mr. Fedyszyn during his course of employment, to the extent any of the awards are stock options, shall remain exercisable for the underlying shares of common stock until the expiration date of such options as set forth in the applicable stock option agreement.  Mr. Fedyszyn shall not receive any additional RSUs under either the Short Term Incentive Plan or Long Term Incentive Plan.

In consideration of the foregoing, the Company and Mr. Fedyszyn executed a general release of the other party.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As reported above, on February 1, 2010, Sascha P. Fedyszyn resigned from his positions as Vice President of Corporate Development and Secretary of the Company.  In connection therewith, on February 2, 2010, the Company entered into the Agreement with Mr. Fedyszyn, the material terms of which are described in Item 1.01 above.  A copy of the Agreement is filed as exhibit 10.1 to this periodic report on Form 8-K.

Effective February 1, 2010, the Company appointed Jack Van Hulst, a member of the Company’s Board of Directors and the Company’s current President and Chief Executive Officer, to serve as Secretary of the Company.  In addition, currently there are no plans to replace Mr. Fedyszyn’s position and Mr. Van Hulst will assume his responsibilities.

Mr.  Van Hulst, age 70, has been a director of the Company since January 2007 and was recently appointed to serve as the President and Chief Executive Officer of the Company in November 2009.  Mr. Van Hulst also serves as a director and member of the compensation and audit committees of Napo Pharmaceuticals, Inc. and HiTech Pharmacal, Inc.  Mr. Van Hulst is also an advisory board member of Arsenal Capital Partners and Chairman of The International Center in New York, a non-profit organization.  Mr. Van Hulst began his career in 1968 at Organon, which was subsequently acquired by AKZO, N.V., the multinational human and animal healthcare company, where he was based in Europe and the US and responsible for establishing AKZO’s position in the US in the manufacturing and sales and marketing of fine chemicals. Mr. Van Hulst later became President of AKZO’s US Pharmaceutical Generic Drug Business and was responsible for establishing AKZO in the US generic drug industry. From 1989 to 1999, Mr. Van Hulst successively owned and led two generic pharmaceutical companies.  From 1999 to 2005, he was Executive Vice President at Puerto Rico-based MOVA Pharmaceutical Corporation, a contract manufacturer to the pharmaceutical industry that recently merged with Canadian-based Patheon.

Mr. Van Hulst is the current President and Chief Executive officer of the Company. In addition, neither Mr. Van Hulst nor any member of his immediate family has engaged, directly or indirectly, in any transaction, or series of similar transactions, with the Company or any of its subsidiaries since June 30, 2008 in which the amount involved exceeds $120,000, other than compensation paid in connection with his service, in the aggregate, as a director and President and Chief Executive Officer of the Company.

The Company does not anticipate entering into an employment agreement with Mr. Van Hulst.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Confidential Separation Agreement and General Release by and between the Company and Sascha P. Fedyszyn dated as of February 2, 2010.
17.1 Resignation Letter of Sascha P. Fedyszyn dated February 1, 2010.
99.1 Press Release dated February 4, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SENESCO TECHNOLOGIES, INC.

Dated: February 4, 2010	By:	/s/ Jack Van Hulst
Name: Jack Van Hulst
Title: Chief Executive Officer